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                                                                   Exhibit 10.21

[PLATINUM LOGO]


                       EXECUTIVE RETIREMENT SAVINGS PLAN
                                 (EXCESS PLAN)
                            SUMMARY PLAN DESCRIPTION

The following is a brief summary of the features of the Platinum Underwriters Reinsurance, Inc. Executive Retirement Savings Plan. You are being provided with this summary of the key features of the Plan in order to help you understand this important benefit. The plan is "Non-qualified", meaning it is not qualified under Section 401 of the Internal Revenue Code. However, the amounts contributed to the plan by your employer are not subject to Federal and State income tax until distributed from the plan. Until distribution, the contributions and any earnings are held in an irrevocable trust known as a "rabbi trust" by an independent trustee, Fidelity Management Trust Company. The trust assets must remain subject to the Employer's creditors in the event of insolvency in order to avoid current income taxation.

WHO MAY JOIN THE PLAN:

You are eligible to participate in the Plan if you are in the following eligible class: Participants in the Platinum Underwriters Reinsurance, Inc. Retirement Savings Plan with a base salary in excess of the limit of Section 401(a)(17) of the Code of the year ($200,000 in 2003). Once you satisfy these requirements you will become a participant in the Plan immediately.

COMPANY MATCHING CONTRIBUTIONS:

The Employer shall make a matching offset contribution to Participants who have made deferrals of at least the maximum allowed pursuant to Section 402(g) of the Code ($12,000 for 2003). The contribution is an amount equal to the difference between the match that you would have received under the Platinum Underwriters Reinsurance, Inc. Retirement Savings Plan (the "401(k) Plan") if the code did not apply any limitations to such match and the amount actually contributed due to limitations imposed by the Code.

You are required to be employed by Platinum as of the last day of the Plan Year in order to be eligible for matching contributions made for that year. Matching contributions will be calculated based on the period ending each Plan Year.

COMPANY PROFIT SHARING CONTRIBUTIONS:

The Company may make discretionary contributions, if any, in an amount to be determined by the Board of Directors following the end of the Plan Year.

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You are required to be employed by Platinum as of the last day of the Plan Year in order to be eligible for contributions made for that year. Contributions will be calculated based on the period ending each Plan Year.

COMPENSATION:

Eligible compensation for determining contributions is your taxable compensation for the Plan Year, which is reported on IRS Form W-2. This includes salary reduction contributions you made to an Employer sponsored benefit plan or 401(k) Plan. Excluded from compensation are reimbursements or other expense allowances, fringe benefits, moving expenses, deferred compensation and welfare benefits.

VESTING:

The term "vesting" refers to the portion of your account balance that you are entitled to under the plan's rules.

Employer match and discretionary contributions are vested according to the following schedule:

          Years of Service for Vesting         Percentage
          ----------------------------         ----------
                 Less than 1                         0
                      1                              0
                      2                            100

Service for purposes of vesting includes service with the St. Paul Companies.

INVESTMENT OPTION EXCHANGE POLICIES:

You may move among the Plan's investment options or redirect your future contributions simply by logging on to Fidelity NetBenefits(SM) at www.401k.com or by calling 1-800-835-5097. You may contact a Fidelity Participant Services Representative between 8:30 AM and 8:00 PM (ET) on any business day. Exchanges requested before 4:00 PM (ET) will be posted on that business day's closing price. Unless otherwise noted, transaction requests that are confirmed after the close of the market, normally 4:00 PM (ET), or on weekends or holidays will receive the next available closing price. The minimum exchange is the lesser of $250 or 100% of your account balance in the investment option. If your exchange is less than $250, then it may only be exchanged into one investment option. Please contact your Plan Administrator or a Fidelity Participant Services Representative at 1-800-835-5097 for more information.

You may contact Fidelity by logging on to Fidelity NetBenefits(SM) at www.401k.com or by calling 1-800-835-5097 to obtain a mutual fund prospectus or information about any of the mutual funds available through the Plan. The mutual funds available in your Plan reserve the right to modify or withdraw the exchange privilege.

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An investment in a money market fund is not insured or guaranteed by the FDIC or any other government agency. Although money market funds seek to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in these funds.

ACCESS TO YOUR MONEY:

You will receive a lump sum distribution from the Plan upon termination of employment. Your beneficiary will receive your distribution(s) in the event of your death. You will pay income tax on any distribution you receive.

You may request a hardship withdrawal, if you qualify, from your vested accounts. Unlike in your qualified plan, hardship withdrawals in a non-qualified deferred compensation plan may only be taken in case of an unforeseeable emergency. Please see your Plan Administrator for details. The minimum hardship withdrawal is $1,000. Distributions will be taxed as ordinary income.

INFORMATION ON YOUR ACCOUNT:

Your account statement is available online through NetBenefits(SM) at www.401k.com. You can view and print a statement for any time period up to 24 previous months. Information available includes transactions, balances and your
personal rate of return.   A hard copy statement will also be automatically
mailed to you four times a year. You can suppress these statements from being mailed to your home by logging on to NetBenefits(SM), and selecting "Mail Preferences" under the Savings tab.

FIDELITY NETBENEFITS(SM)

As an employee or account holder in the plan, you have access to Fidelity NetBenefits(SM). Through Fidelity NetBenefits(SM) you have access through the Accounts tab to your account information, exchanges and investment information. Through the Planning tab you have access to many retirement planning tools. These tools can assist you in answering questions like, "Am I saving enough to reach my goals", "What is an appropriate asset allocation strategy for me" and many more. Through this site you also have access to e-learning Workshops. e-Learning Workshops provide you the power to conduct your own training on savings and investing principles. You can access Fidelity NetBenefits(SM) online at www.401k.com.

FIDELITY PARTICIPANT SERVICES REPRESENTATIVES

Call 1-800-835-5097 between 8:30 am and 8:00 pm (ET) on any business day for more information on your account. Representatives can assist with transactions and answer many of your questions regarding retirement savings.

TO ENROLL:

To begin participating, please complete the enrollment forms to inform your plan administrator of your participation as well as your designation of beneficiary forms and send them to your Human Resources Department.

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INVESTMENT OPTIONS:

You may choose among the following investment options for your account:

Fidelity Blue Chip Growth Fund (0312)
Fidelity Diversified International Fund (0325)
Fidelity Equity Income Fund (0023)
Fidelity Low Priced Stock Fund (0316)
Fidelity Mid-Cap Stock Fund (0337)
Fidelity Puritan Fund (0004)
Fidelity Retirement Money Market Portfolio (0630)
Fidelity US Bond Index (0651)
Spartan US Equity Index Fund (0650)
Fidelity Freedom Income Fund (0369)
Fidelity Freedom 2000 Fund (0370)
Fidelity Freedom 2010 Fund (0371)
Fidelity Freedom 2020 Fund (0372)
Fidelity Freedom 2030 Fund (0373)
Fidelity Freedom 2040 Fund (0718)

POINTS TO KEEP IN MIND:

Past performance is no guarantee of future results. Each fund's share price/yield and return will vary and you may have a gain or loss when you sell your shares. For more complete information about any of the mutual funds available through the plan, including fees and expenses, log on to Fidelity NetBenefits(SM) at www.401k.com or call Fidelity at 1-800-835-5097 for free prospectuses. Read them carefully before making your investment choices.

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